                                                                     EXHIBIT 3.4

                           CERTIFICATE OF DESIGNATION
                                       OF
                      SERIES D CONVERTIBLE PREFERRED STOCK
                                       OF
                             RAINWIRE PARTNERS, INC.

         Pursuant to Section 151 of the Delaware General Corporation Law, Rainwire Partners, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the provisions of the Delaware General Corporation Law, and pursuant to authority conferred upon the Board of Directors of the Corporation (the "Board") by the Amended and Restated Certificate of Incorporation of the Corporation, the Board, by a Unanimous Written Consent dated October 15, 2001, adopted the following resolution: (a) authorizing the creation and issuance of Series D Convertible Preferred Stock of the Corporation, and (b) defining with specificity the terms of said Series, as follows:

         RESOLVED, that pursuant to authority expressly granted to and vested in the Board of Directors by the Certificate of Incorporation, as amended, of the Corporation, the Board hereby ratifies its creation of the following Series (the "Series") of Preferred Stock (the "Preferred Stock"), and authorizes the issuance thereof, and hereby fixes the designation thereof, preferences and relative, participating, optional and other special limitations or restrictions thereon (in addition to the designations, preferences and relative, participating and other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation, as amended, of the Corporation, which are applicable to the Preferred Stock of all Series and Classes) as follows:

                            WRITTEN CONSENT TO ACTION
                                     OF THE
                               BOARD OF DIRECTORS
                                       OF
                             RAINWIRE PARTNERS, INC.

                                October 15, 2001

         Pursuant to Section 141 of the General Corporation Law of the State of Delaware, the undersigned, being all of the directors of Rainwire Partners, Inc., a Delaware corporation (the "Corporation"), acting without notice of a meeting, hereby waive notice and the holding of such meeting and consent to, adopt and vote in favor of the following resolutions:

         WHEREAS, the Board of Directors of the Corporation desires to define the rights, preferences and privileges of the Series D Convertible Preferred Stock.

         BE IT RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation pursuant to Part B of its Amended and Restated Certificate of Incorporation, a series of preferred shares is hereby established and given the designation of "Series D Convertible Preferred Stock", whose voting powers, designations, preferences, rights, restrictions, limitations, qualifications, terms and conditions are as follows:

         1. NUMBER OF AUTHORIZED SHARES. The initial number of authorized shares of Series D Convertible Preferred Stock shall be Five Hundred Thousand (500,000), par value $0.01 per share.

         2. VOTING RIGHTS. On all matters on which the holders of Common Stock are entitled to vote, each holder of Series D Convertible Preferred Stock shall be entitled to ten (10) votes for each share of Series D Convertible Preferred Stock standing in his or her name on the books of the Corporation. In addition, the holders of the Series D Convertible Preferred Stock shall be entitled to elect the majority of the Corporation's Board of Directors. The ability of the holders of the Series D Convertible Preferred Stock to elect the majority of directors of the Corporation shall not be affected or impaired by a partial redemption of the Series D Convertible Preferred Stock by the Company pursuant to paragraph 7.

         3. DIVIDENDS. The holders of the Series D Convertible Preferred Stock shall be entitled to receive dividends at a rate of twelve percent (12%) per annum out of any assets of the Corporation legally available therefor, when, if and as declared by the Board of Directors. Dividends on Series D Convertible Preferred Stock ("Series D Convertible Preferred Dividends") shall be payable on a quarterly basis. Series D Convertible Preferred Dividends shall cumulate so that, if the Corporation is unable to pay or if the Board of Directors fails to declare Series D Convertible Preferred Dividends for any quarter, such Series D Convertible Preferred Dividends nevertheless shall accrue and be payable in subsequent quarters. Any payment of Series D Convertible Preferred Dividends by the Corporation in any year shall first be applied to the Series D Convertible Preferred Dividends due for that year, and then towards any accrued but unpaid Series D Convertible Preferred Dividends for prior years, in reverse chronological order. All accrued and unpaid Series D Convertible Preferred Dividends must be declared and paid or set aside for payment (a) pari passu and on a pro rata basis with all dividends payable upon the Series D Convertible Preferred Stock; (b) before any dividends or other distributions may be paid with respect to the Common Stock of the Corporation; and (c) before the Corporation redeems, purchases or otherwise acquires for consideration any Common Stock.

         4.       LIQUIDATION PREFERENCE.

                  (a) LIQUIDATION VALUE. In the event of any Liquidation Event, the holders of the Series D Convertible Preferred Stock shall be entitled pari passu to be paid, before any distribution or payment is made upon any Common Stock, an amount in cash equal to the Series D Liquidation Value of each share of Series D Convertible Preferred Stock held by them, plus an amount equal to all declared and unpaid dividends thereon. Thereafter holders of Series D Convertible Preferred Stock shall be entitled to participate in the distribution of any remaining assets pro rata with the holders of Common Stock on an as converted basis. If upon any Liquidation Event, the Corporation's assets to be distributed among the holders of the Series D Convertible Preferred Stock are insufficient to permit payment in full of the Series D Liquidation Value to such holders, such assets shall be distributed ratably among them based upon the aggregate Series D Liquidation Value of the Series D Convertible Preferred Stock held by each holder.

                  (b) NOTICE OF LIQUIDATION EVENT. At least fifteen (15) days' previous notice by mail, postage prepaid, shall be given to the holders of record of the Series D Convertible Preferred Stock of any Liquidation Event, such notice to be addressed to each such holder at the address of such holder appearing on the books of the Corporation or given by such holder to the Corporation for the purpose of notice, or if no such address appears or is so given, at the place where the principal office of the Corporation is located. Such notice shall state the anticipated date fixed for the Liquidation Event, the Series D Liquidation Value, and shall call upon such holder to surrender to the Corporation on said date at the place designated in the notice such holder's certificate or certificates representing their Series D Convertible Preferred Stock; provided, however, that failure to so surrender such certificate or certificates shall not affect such holder's rights under this Section 4.

                  (c)      DEFINITIONS.

                           (i) Liquidation Event. For purposes of this Agreement, a "Liquidation Event" shall mean any liquidation, dissolution or winding up of the Corporation whether voluntary or involuntary.

                           (ii) Series D Liquidation Value. For purposes of this Agreement, "Series D Liquidation Value," shall mean $500,000.

         5.       RANKING. The Series D Convertible Preferred Stock shall rank:
(a) on parity with any and all other classes of Preferred Stock of the Corporation issued and outstanding as of the date hereof; (b) senior to all of the Corporation's Common Stock; and (c) senior to any other class or series of capital stock of the Corporation hereafter created not specifically ranking by its terms on parity with any Series D Convertible Preferred Stock, in each case as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

         6.       CONVERSION RIGHTS.

                  (a) CONVERSION. At any time, each share of Series D Convertible Preferred Stock, at the option of the holder thereof, may be converted into and exchanged for Common Stock as set forth herein; provided, that all shares of Series D Convertible Preferred Stock held by such holder are converted and exchanged. The Series D Convertible Preferred Stock is fully convertible into Ten Million (10,000,000) shares of the Common Stock of the Corporation (with appropriate adjustments for stock splits, stock dividends, recapitalization and other similar transactions) which shall be distributed pro rata among the holders of Series D Convertible Preferred Stock in accordance with the number of shares of Series D Convertible Preferred Stock held by such holder. Provided that, if the Corporation shall fail to pay a dividend to the holders of Series D Convertible Preferred Stock for two consecutive quarters, the Series D Convertible Preferred Stock shall be fully convertible into Fifty Million (50,000,000) shares of the Common Stock of the Corporation (with appropriate adjustments for stock splits, stock dividends, recapitalization and other similar transactions) so long as such dividends remain unpaid. Each holder of Series D Convertible Preferred Stock who desires to exercise the right to convert his shares of Series D Convertible Preferred Stock to Common Stock must provide written notice to the Corporation. If there are any declared by unpaid dividends or other amounts due on or in respect of such shares, such dividends and other amounts shall remain due to the holders of the Series D Convertible Preferred Stock notwithstanding the conversion of the Series D Convertible Preferred Stock into Common Stock.

                  (b)      ADJUSTMENTS.

                           (i) In case, at any time after the date hereof, of any capital reorganization or any reclassification of the stock of the Corporation (other than as a result of a stock dividend payable on Common Stock in the form of Common Stock or subdivision, split-up or combination involving the Common Stock), the shares of Series D Convertible Preferred Stock, after such capital reorganization or reclassification, shall be convertible into the kind and number of shares of stock or other securities or property of the Corporation or otherwise to which such holder would have been entitled if immediately prior to such capital reorganization or reclassification he, she or it had converted his, her or its shares of Series D Convertible Preferred Stock into Common Stock. The provisions of this clause (i) shall similarly apply to successive capital reorganizations or reclassifications.

                           (ii) All calculations under this Section 5 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

                           (iii) Upon the occurrence of each adjustment or readjustment pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series D Convertible Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation, upon written request at any time of any holder of Series D Convertible Preferred Stock, shall furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustments and readjustments, (B) the Series D Conversion Rate before and after such adjustment or readjustment, and (C) the number of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Series D Convertible Preferred Stock.

         7. REDEMPTION. At any time, the Corporation may redeem the Series D Convertible Preferred Stock by paying in cash therefor an amount equal to the sum of (i) any accrued but unpaid dividends, and (ii) $1.00 per share redeemed (the "Series D Convertible Redemption Price"). Upon payment of the Series D Convertible Redemption Price, all rights of the holders of the redeemed shares of Series D Convertible Preferred Stock as holders of Series D Convertible Preferred Stock shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. The shares of Series D Convertible Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. Notwithstanding the foregoing, on the five-year anniversary of the issuance of the Series D Convertible Preferred Stock, the Corporation shall redeem all of the shares of Series D Convertible Preferred Stock then outstanding.

         8. ISSUE TAX. The issuance of certificates for shares of Common Stock upon conversion of the Series D Convertible Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any income or similar taxes of a holder arising in connection with a conversion or any tax that may be payable in respect of any transfer involved in the issuance and delivery of any certificates in a name other than that of the holder of the Series D Convertible Preferred Stock which is being converted.

         9. NO IMPAIRMENT. The Corporation, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in the carrying out of all the provisions hereto and in the taking of all such action as may be necessary or appropriate in order to protect the conversion and other rights of the holders of the Series D Convertible Preferred Stock against impairment.

         10. CLOSING OF BOOKS. The Corporation will at no time close its transfer books against the transfer of any Series D Convertible Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series D Convertible Preferred

Stock in any manner that interferes with the timely conversion of such Series D Convertible Preferred Stock.

         11. PREFERRED SHAREHOLDER APPROVALS. Without the prior vote or consent of two-thirds of the holders of the Series D Convertible Preferred Stock, voting as a separate class, the Corporation shall not amend, alter, or repeal its Certificate of Incorporation or its Bylaws in any manner adverse to the holders of Series D Convertible Preferred Stock.

         12. RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation at all times shall reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the shares of Series D Convertible Preferred Stock, such number of its Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series D Convertible Preferred Stock; and if at any time the number of authorized but unissued Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series D Convertible Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued Common Stock to such number of shares as shall be sufficient for such purpose.

         13. NO REISSUANCE OF SERIES D CONVERTIBLE PREFERRED STOCK. No share or shares of Series D Convertible Preferred Stock acquired by the Corporation by reason of purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

         14. GENERAL. In addition to the foregoing provisions, the Series D Convertible Preferred Stock shall be subject to, and shall be entitled to the benefits of, any terms and conditions set forth in the Certificate of Incorporation of the Corporation with respect to preferred stock generally.

         FURTHER RESOLVED, that the officers of the Corporation be, and they hereby are, authorized and directed in the Corporation's behalf to execute, deliver and file such instruments, documents and agreements, and to take such other actions, as they consider necessary or appropriate to implement the foregoing resolutions.

     [Signature page to Certificate of Designation of Series D Convertible
                  Preferred Stock of Rainwire Partners, Inc.]


         IN WITNESS WHEREOF, the undersigned have executed this consent as of the _____ day of October, 2001.


                                   By
                                      ------------------------------------------
                                      Lynne Marchessault


                                   By
                                      ------------------------------------------
                                      Ronald Potts


                                   By
                                      ------------------------------------------
                                      Mike McLaughlin


                                   By
                                      ------------------------------------------
                                      John Hill


                                   Constituting all of the Directors of Rainwire Partners, Inc.